UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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PENWEST PHARMACEUTICALS CO.
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The Company is using the following set of slides in presentations in connection with the proxy solicitation for its 2009 Annual Meeting of Shareholders.

(Nasdaq: PPCO) May 2009 A Simple Choice for Our Investors: Build Shareholder Value or Call it Quits

Forward-Looking Statements The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," "potential," "appears," "estimates," "projects," "targets," "may," "could," and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER and risks of generic competition, the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company's products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest's Annual Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2009, which risk factors are incorporated herein by reference. The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements. TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.

Information Concerning Participants Information required to be disclosed with regard to the Company's directors, director nominees, officers and employees who, under the rules of the Securities and Exchange Commission (the "SEC"), are considered to be "participants" in the Company's solicitation of proxies from its shareholders in connection with its 2009 Annual Meeting of Shareholders (the "Annual Meeting") may be found in the Company's Proxy Statement for its 2009 Annual Meeting of Shareholders, as filed with the SEC on May 7, 2009 (the "2009 Proxy Statement"). Security holders may obtain a free copy of the 2009 Proxy Statement and other documents (when available) that the Company files with the SEC at the SEC's website at www.sec.gov. Security holders may also obtain a free copy of these documents by writing the Company at Penwest Pharmaceuticals Co., 39 Old Ridgebury Road, Suite 11, Danbury, CT 06810, attn: Corporate Secretary, or by telephoning the Company at (877) 736-9378. We have circulated a WHITE proxy card together with our definitive proxy statement. We urge shareholders to vote FOR our nominees on the WHITE proxy card and not to sign or return a green, gold or other colored proxy card to the Company.

Penwest's Strategy Board unanimously believes that our strategy can build shareholder value in the short-term and prepare the Company for long-term growth by: Maximizing Opana revenues in partnership with Endo Advancing A0001 to establish proof of concept for safety and biological activity Monetizing the value of the Company's proven drug delivery technologies and drug formulation expertise through additional drug delivery collaborations Aggressively managing the Company's overhead and other costs to ensure that our spending is commensurate with our priorities

Why are We Fighting? Strongly believe narrowed strategy for 2009 is right one to build shareholder value in the short-term and prepare the Company for long-term growth Stopping now would prematurely cap potential upside for shareholders May even reduce the value through loss of access to tax credits and loss of NASDAQ listing Dissidents' proposed immediate wind down ignores value/potential value of assets Opana ER ex-US A0001 Drug delivery technology collaborations Dissidents seek to change our bylaws and potentially give veto power and control over important Board decisions to a minority of directors Could stalemate operations

OUR BOARD

Board Continuous Improvement Board Continuous Improvement -Directors highlighted in red have been added since 2005 *Dates are as of annual meeting; 2009 assumes election of Company slate

Highly Qualified Board Focused on Building Shareholder Value Since 2005, conscious effort to build a Board of experienced, skilled directors to match the Company's strategy If our nominees are elected, Board will reflect valuable combination of scientific, regulatory, medical, commercial, strategic and financial expertise Only two founding Board members will remain post-election Post election, only three directors will have served for more than three years

Director nominee W. James O'Shea experienced pharmaceutical executive; highly-respected, independent industry expert Strong track record in hands-on executive and operating roles at public companies Former President & COO, Vice Chairman, Sepracor Inc. During his tenure, annual revenues grew from $22.7 million to $1.2 billion, led by re-launch of Xopenex and launch of Lunesta, which he oversaw Independent Director since 2007; Chair of Compensation Committee Highly Qualified Board Focused on Building Shareholder Value

Board Not Opposed to Considering Alternative Views Nomination of Joe Edelman reflects balanced, reasonable approach Dissident views will be represented in decision-making Facts about Edelman: Long-term Penwest shareholder Has previously offered constructive input about operations and R&D program Interests better aligned with those of other shareholders than Tang Capital nominees

Experienced Board with Right Combination of Skills Paul E. Freiman Lead Director from 1997 to 2005; Chairman since 2005 Chair of Nominating and Governance Committee President of consulting firm ThirdAge Pharma LLC Former President & CEO, Neurobiological Technologies, Inc. Former Chairman and CEO of Syntex Corporation Dr. Christophe Bianchi, M.D. Independent Director since 2007 Executive Vice President & Head of Commercial Operations, Takeda Pharmaceuticals Inc. Former head of U.S. oncology business unit of Sanofi-Aventis Former Vice President of the Internal Medicine and Central Nervous System business unit of Sanofi Peter Drake, Ph.D. Independent Director since 2005 General Partner, Vector Fund Management, LP Former Managing Director, Equity Research Department, Prudential Securities, Inc. Founder of Vector Securities International

Jennifer Good President & CEO and Management Director since 2006 Former President, COO and CFO, Penwest 2005-2006 Former CFO, Penwest 1997-2005 Certified Public Accountant David Meeker, M.D. Independent Director since 2007 Chair of Scientific Review Committee Executive Vice President, Therapeutics, Biosurgery, and Transplant, Genzyme Corporation Former President of the LSD (Lysosomal Storage Diseases) Therapeutics business unit, Genzyme Former Senior Vice President, Therapeutics Europe, Genzyme Former Senior Vice President, Medical Affairs, Genzyme Experienced Board with Right Combination of Skills

Anne VanLent Independent Director since 1998 Chair of Audit Committee President of AMV Advisors, strategic planning and financial services consulting company to emerging growth life sciences companies Former Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc. Former Principal, The Technology Compass Group, LLC, healthcare/technology consulting firm Former Executive Vice President, Portfolio Management, Sarnoff Corporation Experienced Board with Right Combination of Skills

PROXY CONTEST

Tang's Track Record With Other Investments Offers Warning Signs Vanda: After launching a proxy fight against Vanda in February to force the liquidation of Vanda, Tang Capital abandoned its campaign earlier this month following announcement that the FDA had granted marketing approval of Vanda's schizophrenia drug Fanapt Ardea Biosciences: Tang tries to take credit for the "swift and effective" wind down of Ardea's operations as evidence of the feasibility of his proposed strategy for Penwest Fact: Ardea had $50 million of cash that was never distributed to shareholders as he proposes that Penwest do Instead: Ardea used its cash to acquire new assets, rebuilt its business and prospered. Ardea shows the potential value to shareholders of investing in promising assets - rather than prematurely halting operations and distributing cash to shareholders

Tang's Conduct Raises Serious Concerns Tang's conduct with Penwest raises serious concerns about his suitability to be a director Tang has twice offered in writing to give the Company's directors personally the A0001 asset and business opportunity for their own financial benefit without their having to pay the Company anything Tang proposed to the Company's CEO that a majority of the Board resign, in exchange for severance payments, so that the dissidents could immediately gain complete control of the Company Tang filed three separate lawsuits against the Company (one of which has since been dropped) Superior Court in Washington last week denied dissident's request for preliminary injunction in one of the lawsuits related to proxy vote Tang rejected our offer to discuss a compromise slate of Board seats as a way to avoid this unnecessary and distracting proxy fight - because he wants as much immediate control as he can get

Penwest Board is Committed to Good Corporate Governance Penwest's Board is committed to good corporate governance and pay practices while protecting the interests of all shareholders Listens to Shareholders We have recommended that shareholders vote to elect as a director Joseph Edelman, a member of the dissident slate. We believe that this nomination reflects the Company's balanced, reasonable approach to ensuring that the dissidents' views will be represented in its decision making. We have received a signed, written consent from Edelman agreeing to serve on our Board if nominated Compensation is Tied to Performance Our executive compensation program ties a substantial portion of each executive's overall compensation to key company strategic, financial and operational goals, such as new product development initiatives, clinical trial and regulatory progress, intellectual property portfolio development, establishment and maintenance of key strategic relationships, and completion of business development opportunities, as well as our financial and operational performance as measured by adherence to operating budgets approved by our Board. In 2009, the executive officers' salaries were frozen at 2008 levels Rights Plan Implemented to Protect Value We recently adopted a limited-duration (15 months) rights plan which we believe will give the Company an appropriate amount of time to execute its strategy and ensure that all Penwest shareholders have the opportunity to benefit from our initiatives to build shareholder value this year and into 2010. The plan will expire on July 1, 2010, unless shareholders decide to extend it beyond that date

By-Law Amendments & Litigation= Seeking Immediate Control The Dissidents' proposals include: A resolution requesting that the Board immediately wind down substantially all of the Company's operations A resolution to amend the Company's by-laws to require approval of 75% or 81% of the directors for certain matters A resolution to amend the Company's by-laws to require the Company to hold its annual meetings on April 30th

Proposal 6 to Wind Down Operations Is Detrimental to Shareholders The proposal calls "for the board of directors of the Company to take prompt and thoughtful action to preserve shareholder value by immediately winding down substantially all of the Company's operations so that the full value of the Opana ER royalty income stream will be retained for the benefit of shareholders." Among other things, our Board believes that immediately winding down our operations as proposed by Tang and Perceptive would force us to act prematurely to the detriment of Penwest and our shareholders. For instance, immediately winding down our operations would mean: (1) terminating the development of A0001, our promising compound for mitochondrial disease, when in the first quarter of 2010 we will have completed our Phase Ib and IIa trials of A0001 and will have a better understanding of the safety and biological activity of this compound, (2) terminating our efforts to seek to enter into collaborations for Opana ER for territories outside the United States and drug delivery technology collaborations, all of which we believe have the potential to bring additional value to our shareholders, and (3) putting at risk access to our NOL tax carryforwards and our NASDAQ listing

Proposals 5-A and 5-B Promote Veto Power "The board of directors shall not take any of the following actions, or delegate to any officer, employee or agent of the corporation the authority to take any such actions, without the approval of 75% or more of the directors then in office, unless such action has been approved by the vote of shareholders holding at least a majority of the outstanding shares entitled to vote thereon: (a) Authorizing, issuing, selling or transferring, or amending the terms of, any securities of the corporation or any subsidiary of the corporation (including, without limitation, any class or series of capital stock of the corporation or any right, warrant or option to purchase any such stock) other than taking action to redeem, revoke or otherwise terminate a shareholder rights plan or similar arrangement (a "poison pill"); (b) Increasing the size of the board of directors; (c) Authorizing or approving the annual budget or any changes; (d) Initiating research and development activities pertaining to any new or existing programs involving a commitment by the corporation of assets in excess of $250,000; (e) Hiring any officer of the corporation or any employee who, following such employee's retention, would be one of the ten employees who receives the greatest amount of annual salary paid by the corporation; (f) Entering into or agreeing to any severance, separation, change in control or similar agreements with employees or directors of the Company, or amending the same; (g) Transactions involving the acquisition, transfer, encumbrance, pledge, loan or other disposition, directly or indirectly, of any assets of the corporation or any interest therein with a value in excess of $500,000 (or a series of related transactions that, in the aggregate, have a value in excess of such amount), other than actions or transactions in the ordinary course of business; or (h) Changes to director compensation." Dissidents' are litigating in the State of Washington for injunctive relief to either force our Board to allow three directors to be elected at the annual meeting or to let them change the percentage in their supermajority Board approval proposal to 81% Preliminary injunction requested by dissidents was denied by court

Dissident Proposal to Set the Annual Meeting Date The proposal requires annual meetings to be held on April 30th each year Our Board believes that adoption of this proposal would not be in the best interests of Penwest or our shareholders Among other things, a mandatory April 30 annual meeting date would not allow nearly as much time to prepare annual report and proxy materials and solicit shareholder votes as we have had this year in connection with the June 10 annual meeting, last year in connection with the June 11, 2008 annual meeting and in prior years when our annual meetings have generally been held in the first half of June

OUR STRATEGY

Penwest 2009 Strategy Focused strategy to drive shareholder value. The Company's plan for 2009 consists of the following key components: Maximize Opana revenues in partnership with Endo Complete ex-U.S. outlicensing of Opana ER Advance A0001 to establish proof of concept for safety and biological activity Complete Phase Ib trial and conduct Phase IIa program Monetize the value of the Company's proven drug delivery technologies and drug formulation expertise through additional drug delivery collaborations Sign 2 additional deals and advance development of 3 current collaborations Aggressively manage the Company's overhead and other costs to ensure that our spending is commensurate with our priorities 2009 guidance has reduced total operating expenses by 33% compared to 2008

2009 Value Drivers We believe that by pursuing this strategy, we can enter 2010: As a profitable and cash flow positive Company Opana ER contributing at the full royalty rate Additional assets out licensed to create incremental long term growth On a path towards demonstrating proof of concept around safety and biological activity for A0001

Opposing Strategy Vote for Shareholder Value or Vote to Call It Quits Tang/Edelman Strategy: "...immediately winding down substantially all of the Company's operations..." Board unanimously disagrees for the following reasons: Leaves assets on the table which have not realized their full value (Opana ex-U.S. outlicensing, completion of drug development of current technology collaborations, additional drug delivery collaborations) Learn more about the potential value of A0001. Proof of concept of safety and biological activity No quick way to distribute the cash from the Opana asset. Will have to be done on a quarterly basis over the life of the asset. Selling it now would result in a significant discount

Opposing Strategy Risk of losing access to the majority of our $91 million of available net operating loss tax carryforwards In 2008, Perceptive triggered a change in control under tax rules, which cost us access to $123 million of NOL's and an additional loss of $7 million in tax credits Under Sec 382, if a Company does not continue its business enterprise at all times during the two years after a change in control, the Company may lose access to NOL's available to offset any taxable income Loss of access to NOL's would result in Opana royalties being immediately taxable! There is risk in dissidents strategy to "immediately wind down substantially all of the Company's operations..."

Opposing Strategy Risk of losing our NASDAQ listing because Penwest would be a "public shell" A public shell is defined as "A company with no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents..." Company would likely be delisted, impairing shareholder's liquidity in our stock Dissidents have not disputed this fact

Conclusion Board unanimously believes that our strategy can build shareholder value in the short-term and prepare the Company for long-term growth by: Maximizing Opana revenues in partnership with Endo Advancing A0001 to establish proof of concept for safety and biological activity Monetizing the value of the Company's proven drug delivery technologies and drug formulation expertise through additional drug delivery collaborations Aggressively managing the Company's overhead and other costs to ensure that our spending is commensurate with our priorities Dissident strategy of winding down doesn't only cap the value for shareholders, but could actually reduce the value through loss of tax credits and NASDAQ listing.

(Nasdaq: PPCO) May 2009